CHESWOLD LANE ASSET MANAGEMENT, LLC

CHESWOLD LANE FUNDS

CODE OF ETHICS

Effective: August 2011

Introduction

Pursuant to rules established by the U.S. Securities and Exchange Commission (the “SEC”), it is unlawful for certain persons of Cheswold Lane Asset Management, LLC (the “Advisor”) and the Cheswold Lane Funds (the “Trust”), in connection with the purchase or sale by such persons of securities held or to be acquired by a client account:

1.	To employee any device, scheme or artifice to defraud;
2.	To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;
3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
4.	To engage in any manipulative practice.

The SEC’s rules also require investment advisors and registered investment companies to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard.

Consistent with the SEC’s rules, the Advisor and the Trust have adopted this Code of Ethics (the “Code”). The Code sets forth detailed policies and procedures that Covered Persons (as defined below) of the Advisor and Trust must follow in regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

The Code is intended to serve as the minimum standard of conduct for persons having access to information regarding the purchase and sale of portfolio securities by the Trust, or other registered investment companies for which the Advisor serves as advisor or sub-advisor, as well as the Advisor’s separate accounts and other advisory clients (collectively, the “Advisory Clients”). Each employee must avoid any activity or relationship that may reflect unfavorably on the Advisor and the Trust as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.

This Code is designed to detect and prevent conflicts of interest between the Advisor’s and the Trust’s employees, officers, partners, members and trustees/directors (as applicable) and the Advisor’s Advisory Clients, which includes the Trust, that may arise due to personal investing activities. The Advisor has also established separate procedures designed to detect and prevent insider trading, which are included in the Advisor’s Compliance Manual and which should be read together with this Code.

Personal investing activities of Covered Persons may create conflicts of interests that may compromise fiduciary duties to Advisory Clients. As a result, Covered Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of an Advisory Client investment opportunity or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.

As fiduciaries, Covered Persons must at all times comply with the following principles:

•	Client Interests Come First. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If a Covered Person puts his/her own personal interests ahead of an Advisory Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

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•	Avoid Taking Advantage. Covered Persons may not make personal investment decisions based on their knowledge of Advisory Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client’s transaction will cause a favorable move in the market. This prohibition applies whether a Covered Person’s transaction is in the same direction as the transaction placed on behalf of an Advisory Client (for example, two purchases) or the opposite direction (a purchase and sale).

If you are uncertain whether a real or apparent conflict exists in any particular situation, you should consult with the chief compliance officer for the Advisor and the Trust (the “CCO”) immediately.

1.	Who is subject to the Code?

1.1.	Covered Persons. For the purposes of this Code, Covered Person is defined as:

1.1.1.	Each employee, officer, partner or member (as applicable) of the Advisor or the Trust:

•	who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of securities covered by this Code, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

1.1.2.	Each Trustee of the Trust, except that:

•	Trustees who are not “interested persons” as defined under the Investment Company Act of 1940 (the “Independent Trustees”) are only subject to Section 6.4 (Quarterly Transaction Reports) of this Code; and

1.1.3	Each natural person in a control[1] relationship to the Trust or the Advisor who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities covered by this Code.

1 Control means the power to exercise a controlling influence over the management or policies of the Advisor or Trust, unless such power is solely the result of an official position with the Advisor or the Trust.

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2.	What Types of Investments are subject to the Code?

This Code requires that information about a Covered Person’s investments in certain securities be reported to the CCO. For purposes of this Code, the term “Reportable Security” means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any: (i) option, (ii) futures contract; (iii) shares of registered closed-end funds; (iv) shares of registered open-end investment companies (i.e., mutual funds) that are advised by the Advisor (including those held in retirement accounts and that are not money market funds) and shares of exchange traded funds; (v) warrant; (vi) note; (vii) stock; (viii) treasury stock; (ix) bond; (x) debenture; (xi) evidence of indebtedness; (xii) certificate of interest; or (xiii) any participation in, or right to subscribe to or purchase, any such interest or instrument.

3.	What Types of Investments are not subject to the Code.

This Code does not require information about the following types of securities:

•	direct obligations of the U.S. government;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	shares of money market funds;
•	shares issued by open-end investment companies other than registered investment companies for which the Advisor serves as an advisor or sub-advisor or exchange traded funds; or
•	shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are registered investment companies for which the Advisor serves as an advisor or sub-advisor or are exchange traded funds.

4.	What Types of Accounts are subject to the Code?

4.1.     Covered Accounts

“Covered Account” includes any securities account, whether held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm, in which a Covered Person has a beneficial interest or over which a Covered Person has investment discretion or other control or influence.2 A Covered Account includes the accounts of immediate family members.3 Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which a Covered Person has physical control, such as a stock certificate.4

4.2.     Joint Accounts

Covered Persons of the Advisor are prohibited from entering into a joint account with any Advisory Client.

2 Beneficial interest in an account includes any direct or indirect financial interest in an account.

3 Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.

4 Covered Accounts also include accounts for which a Covered Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.

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5.	What are the Restrictions on Trading?

5.1.     Pre-clearance Requirements

Covered Persons must obtain prior written approval from the CCO of the Advisor before purchasing or selling a Reportable Security that is eligible for investment by the Fund AND that is acquired or disposed of in a non-U.S. securities market (i.e., ordinary shares of non-U.S. companies). Such securities are referred to as “Foreign Ordinary Securities.” The requirement to obtain prior approval to purchase or sell Foreign Ordinary Securities does not extend to ADRs or securities of non-U.S. companies that are principally traded on a U.S. market or exchange. In connection with any approval granted with respect to a proposed purchase or sale of a Foreign Ordinary Security, the CCO shall attach such conditions (time periods, share amount limits, etc.), as are appropriate to the proposed transaction, which conditions shall be noted on the form used to indicate said approval. See Appendix A for the pre-clearance form to be used to obtain permission to buy or sell Foreign Ordinary Securities.

In addition, Covered Persons must obtain prior written approval: (i) before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of: (i) a security in an initial public offering (“IPO”), or (ii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund). See Appendix B for the form to be used to obtain permission to acquire IPOs and/or privately placed securities.

6.	Reporting and Certification Requirements

6.1.     Initial Holdings Report and Certification

Within 10 days after a Covered Person commences employment, he/she must certify in writing that he/she has received the Code, has read and understands the Code, that he/she will comply with its requirements, and that he/she has disclosed or reported all personal investments and accounts required to be disclosed or reported. (Please see Appendices C and D for the required certifications and disclosure). Information disclosed may be no more than 45 days old at the time of disclosure. Covered Persons are only required to report holdings in Reportable Securities as defined in Section 2 of this Code.

The CCO will arrange to receive directly from the executing broker/dealer, bank or other third-party institution duplicate copies of trade confirmations for each transaction and periodic account statements for each Covered Account.

Accounts over which Covered Persons have no control. Covered Persons are not required to report securities held in accounts over which the Covered Person has no direct or indirect influence or control. However, Covered Persons are required to include in initial and annual holdings reports the name of any broker/dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit.

When Duplicate Confirmations or Statements Are Not Available. You may wish to engage in a transaction for which no confirmation can be delivered to the CCO (e.g., transactions involving certain types of derivatives). These types of transactions require the prior written approval of the CCO and will involve additional reporting requirements.

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6.2.     Ongoing Reporting Regarding Covered Accounts

Covered Persons must notify the CCO within 10 business days from the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. The notification must be submitted in writing to the CCO and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and new number and the effective date of the change.

6.3.	Quarterly Transactions Report for Covered Persons (other than Independent Trustees)

All Covered Persons shall submit to the CCO, within 30 business days after quarter end, a report of all reportable transactions during the previous quarter. The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. The report shall also include the date it was submitted by the Covered Person. Covered Persons who have reported reportable transactions through duplicate copies of broker confirmations and statements are not required to file a quarterly report, if the confirmation and statement is received no later than 30 days after the end of the applicable quarter.

Covered Persons are not required to submit quarterly transaction reports with respect to regular periodic purchases or sales that are made automatically to or from an investment account in accordance with a pre-determined schedule or allocation (e.g., an automatic investment plan or dividend reinvestment plan).

6.4.    Quarterly Transactions Report for Independent Trustees

Independent Trustees must file a Quarterly Transactions Report with the CCO only if the Independent Trustee knew, or in the ordinary course of fulfilling his/her official duties as a Trustee of the Trust should have known, that during the 15 days immediately before or after the date of a securities transaction in the Independent Trustee’s Covered Accounts that: (i) the security was purchased or sold by the Trust; or (ii) the Trust or its Advisor considered purchasing or selling the security for the Trust. Independent Trustees must file these reports within 30 days of the end of the calendar quarter in which the trade occurred.

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6.5.     Annual Certification for Covered Persons

Annually, Covered Persons must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported. Covered Persons must also disclose all personal investments and accounts on an annual basis. Please see Appendices C and D for the required certifications and disclosure. Information disclosed must be current as of a date no more than 45 days before the report is submitted.

Covered Persons are only required to submit an annual holdings report relating to Reportable Securities as defined in Section 2 of this Code.

Covered Persons are not required to report securities held in accounts over which the Covered Person has no direct or indirect influence or control. However, Covered Persons are required to include the name of any broker/dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit.

7.	What are the Restrictions on Political Contributions?

Covered Persons must obtain prior written approval from the CCO of the Advisor before making any monetary contributions to a political party or candidate. In connection with any approval granted with respect to political contributions, the CCO will ensure that said contribution cannot be construed as influencing the selection of investment options for any government accounts such as pension plans (529, 403(b), 457 plans, etc.) through the imposition of dollar limits. See Appendix F for the pre-clearance form to be used to obtain permission to make monetary political contributions.

8.	Administration and Enforcement

8.1.     Determination of Persons covered by Code

The CCO for the Advisor and the Trust will determine who is covered by this Code and will provide each such person with a copy of the Code and any amendments thereto.

8.2.     Review of Personal Trading Information

All information regarding a Covered Person’s personal investment transactions, including the reports required by Section 6, will be reviewed by the CCO. All such information may also be available for inspection by the Trust’s Board of Trustees. By signing the acknowledgement attached to this document, each Covered Person acknowledges that the CCO shall be permitted to obtain and review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Covered Person.

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8.3.     Annual Review/Report

The CCO will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The CCO will provide an annual report to the Trust’s Board of Trustees that: (i) describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations; (ii) recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices or developments in applicable laws or regulations; (iii) and certifies to the Board that procedures have been adopted that are designed to prevent Covered Persons from violating the Code.

8.4.     Reporting Violations

Upon discovering a violation of this Code, a Covered Person shall immediately report such violation to the CCO and the CCO will be responsible for investigating such violations.

8.5.     Sanctions and Remedies

If the CCO determines that a Covered Person has violated the Code, she may impose sanctions and other appropriate actions, including issuing a letter of education, suspending or limiting personal trading activities, imposing a fine, recommending a suspension or termination of employment of a Covered Person employed by the Advisor or the Trust and/or informing regulators if the situation warrants. As part of any sanction, the CCO may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Any money forfeited pursuant to this section will be donated to a charity selected by the CCO.

8.6.     Exemption Procedures

The CCO may grant exemptions from the requirements in this Code in appropriate circumstances. The CCO shall consider such exemptions upon written request by a Covered Person stating the basis for requested relief. The CCO’s decision is within her sole discretion.

8.7.     Questions and Exceptions

Any questions regarding this Code should be discussed with the CCO.

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Appendix A

Reportable Securities Pre-Clearance Request Form

TO: Chief Compliance Officer

FROM:

DATE:

As provided in section 5.1 of the Code of Ethics, if a Covered Person wants to purchase or sell a Reportable Security he/she must complete this form and obtain the required approvals prior to investing. A Covered Person may not purchase or sell such security until he/she receives written permission from the Chief Compliance Officer (i.e., an approval e-mail). Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1. Name of Issuer and Ticker Symbol: ___________________

2. Purchase or Sale: ________________________________________________________

3. Principal amount of transaction: ____________ # of shares/units: __________

4. Equity or debt? __________

To the best of my knowledge, the information provided above is accurate and I am not predicating this transaction on the basis of having obtained any material non-public information.

I will notify the Chief Compliance Officer immediately of any material changes to the information provided above.

Name:
(Please Print)

Signature:

Date:

Appendix B

IPO and Limited Offering Pre-Clearance Request Form

TO: Chief Compliance Officer

FROM:

DATE:

As provided in section 5.1 of the Code of Ethics, if a Covered Person wants to participate in an IPO of a security, a private placement or a limited partnership, he/she must complete this form and obtain the required approvals prior to investing. A Covered Person may not participate in any IPO, private placement or limited partnership until he/she receives written permission from the Chief Compliance Officer. Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1. Name of proposed investment: ___________________ Date of investment: ______________

2. Nature of investment: ________________________________________________________

3. Amount to be invested: ____________ # of shares: ________ % ownership: _____________

4. Describe terms of investment:

Equity or debt? __________ Open-ended or specific maturity date? ___________

Further investment contemplated? _____________ Amount? _______________

5. Was this investment offered to you due to your affiliation with the Advisor or the Trust?

6. Do you have a position as officer of the company or other duties in connection with the investment?

7. Do you give investment advice to the company or any affiliate of the company? If so, please describe:

8. Are you informed or consulted about investments made by the company?

Describe:

9. How frequently will you receive statements/communications regarding the investment?

10. Is the company privately/publicly held?

11. If privately held, are you aware of any plan to bring the company public?

12. Have you informed the company that you are a “restricted person” in the event of an IPO of securities?

13. Describe any connection(s) between the investment and the Advisor or the Trust:

14. To your knowledge, are there any clients of the Advisor for whom this is an appropriate investment?

15. Describe any client connections to this investment:

16. Are you aware of any conflict between your duties at the Advisor or Trust and this investment?

Please attach any relevant reports/statements you can provide which describe this investment.

To the best of my knowledge, the information provided above is accurate. I will notify the Chief Compliance Officer immediately of any material changes to the information provided above.

Name:
(Please Print)

Signature:

Date:

Appendix C

COVERED PERSON ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Code of Ethics (the “Code”) for Cheswold Lane Asset Management, LLC (the “Advisor”) and the Cheswold Lane Funds (the “Trust”), which I have read and understand fully. I agree to comply fully with all provisions of the Code, during the period of my employment with the Advisor or the Trust, to the extent that such provisions apply to me. I further understand and acknowledge that any violation of the Code, including engaging in a prohibited transaction or the failure to file reports, may subject me to disciplinary action including, potentially, termination of employment.

I hereby represent to the Advisor and the Trust that the information that I have provided, as required by this Code, is a true, accurate, and complete list of all of my brokerage and trading accounts, and private placement holdings, specifying in reasonable detail all such accounts, with whom they are held, and the holdings and other investments, direct or indirect, of such accounts. I further agree that I will promptly, but in any event, within ten days, give written notice to the Chief Compliance Officer for the Advisor and the Trust of any changes to the information that I have provided so that such information is at all times true, accurate, and complete. I further agree to provide monthly securities transactions confirmations and statements (or on a quarterly basis when monthly statements and confirmations are unavailable) to the Advisor and Trust, as applicable.

I have fully read the Code. I agree to be bound by the terms and conditions outlined in it.

Signed	Dated

Name

Appendix D

INITIAL AND ANNUAL DISCLOSURE FORM FOR COVERED PERSONS

PART I – DISCLOSURE OF EMPLOYEE ACCOUNTS

☐ I do not maintain any Covered Accounts as defined in the Code of Ethics for Cheswold Lane Asset Management, LLC and the Cheswold Lane Funds.

Below is a list of all my Covered Accounts as defined in the Code. Check all that apply as to the Account Type.

☐ (a) Direct Brokerage Account

•	(1) I have full investment discretion on the account
•	(2) I have full investment discretion on the account which I am managing for another person
•	(3) I do not have investment discretion on the account (Investment discretion is 100% exercised by a broker, financial advisor, etc.)

☐ (b) Trust Account

☐ (c) Employee Stock Plan (“ESOP”), 401(k) Plans, private placement or similar product that cannot be transferred to a brokerage account

☐ (d) Other (Please explain: __________________________________________________________________________)

Name and address of Financial Institution (broker-dealer, bank, ESOP, 401(k) plan sponsors, etc.)	Account Name (indicate if any of the accounts are individually or jointly held)	Account Type (a,b,c,d)	Account Number

PART II – DISCLOSURE OF COVERED SECURITIES HOLDINGS

☐ I do not maintain, have a financial interest, or influence/control the activities of any securities.

Below is a list of all personal securities holdings for which I have direct or indirect beneficial ownership.

☐ Indicate by checking this box if you have already provided a copy of your most recent statement (not more than 45 days old) for each account listed below

Security (Include full name of issuer) and exchange ticker symbol (or Cussip Number)	# of Shares and Principal Amount

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) excludes other transactions not required to be reported.

Signature:	Print Name:	Date:

Appendix E

QUARTERLY TRANSACTION REPORT FOR COVERED PERSONS

Below is a list of all transactions in Reportable Securities during the past quarter in which the undersigned had any direct or indirect beneficial interest.

Date of Transactions	Security and exchange ticker symbol (or Cussip Number)	Nature of Transaction (e.g., Purchase orSale)	Number of Shares and Principal Amount	Price at which transaction was effected	Name of broker/dealer effecting transaction

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control and (ii) excludes other transactions not required to be reported.

Signature:	Print Name:	Date:

Appendix F

Political Contribution Pre-Clearance Request Form

TO: Chief Compliance Officer

FROM:

DATE:

As provided in section 7 of the Code of Ethics, if a Covered Person wants to make a monetary contribution to a political party or candidate, he/she must complete this form and obtain the required approvals prior to investing. A Covered Person may not make any monetary contributions until he/she receives written permission from the Chief Compliance Officer (i.e., an approval e-mail). Oral discussions do not constitute approval under any circumstances.

CONTRIBUTION INFORMATION:

1.Nature of Contribution:

Party ____________________ Individual _______________________________

2. Date and amount of last contribution: ________________________________________________________

3. Dollar amount of requested contribution ____________

To the best of my knowledge, the information provided above is accurate and I am not predicating this transaction on the basis of having obtained any material non-public information.

I will notify the Chief Compliance Officer immediately of any material changes to the information provided above.

Name:
(Please Print)

Signature:

Date: